Exhibit 99.1

Air Lease Corporation Announces Pricing of Public Offering of $600 Million of 3.375% Unsecured Senior Notes due 2021

LOS ANGELES, California, April 4, 2016 — Air Lease Corporation (NYSE: AL) (the “Company”) today announced the pricing of its public offering of $600 million aggregate principal amount of 3.375% unsecured senior notes due 2021 (the “Notes”). The Notes were offered to the public at a price of 99.059% of their face amount. The sale of the Notes is expected to close on April 11, 2016, subject to satisfaction of customary closing conditions.

The Notes will mature on June 1, 2021 and will bear interest at a rate of 3.375% per annum, payable semi-annually in arrears on June 1 and December 1 of each year, commencing on December 1, 2016.

The Company intends to use the net proceeds of the offering for general corporate purposes, which may include, among other things, the purchase of commercial aircraft and the repayment of existing indebtedness.

J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBC Capital Markets, LLC and SunTrust Robinson Humphrey, Inc. are acting as joint book-running managers for the offering of the Notes.

The Notes are being offered pursuant to an effective shelf registration statement that the Company previously filed with the Securities and Exchange Commission (the “SEC”). The offering of the Notes is being made only by means of a prospectus supplement and accompanying base prospectus. Before you invest, you should read the base prospectus and prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, copies may be obtained from: (i) J.P. Morgan Securities LLC at 383 Madison Avenue, New York, New York 10179 or by calling collect at 1 (212) 834-4533; (ii) Merrill Lynch, Pierce, Fenner & Smith Incorporated at 222 Broadway, New York, New York 10038, Attn: Prospectus Department or by calling 1 (800) 294-1322; (iii) RBC Capital Markets, LLC at Three World Financial Center, 200 Vesey Street, New York, New York 10281 or by calling 1 (866) 375-6829; or (iv) SunTrust Robinson Humphrey, Inc. at 3333 Peachtree Road, Atlanta, Georgia 30326 or by calling 1 (800) 685-4786.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any sale of the Notes in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the expected closing of the offering and the intended use of proceeds. Forward-looking statements are based on estimates and assumptions made by our management and are believed to be reasonable, though they are inherently uncertain and difficult to predict.  Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement.  Forward-looking statements involve risks and uncertainties that could cause results to differ materially from those expressed or implied by the forward-looking statements based on a number of factors, including but not limited to, unexpected delays in the closing process for the Notes, unanticipated cash needs, and those risks detailed in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Contacts

Investors:
Ryan McKenna, 310-553-0555
Vice President, Air Lease Corporation
rmckenna@airleasecorp.com